Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements of Highway Holdings Limited on Form S-8 of our report dated May 31, 2005 appearing in the Annual Report on Form 20-F of Highway Holdings Limited for the year ended March 31, 2005.

/s/ Deloitte Touche Tohmatsu

Hong Kong
March 27, 2006